Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259039 and 333-259212 on Form S-3 and Registration Nos. 333-235355, 333-261086, 333-267567, 333-273235 and 333-276207 on Form S-8 of our reports dated February 22, 2024, relating to the consolidated financial statements of Riot Platforms, Inc. and subsidiaries and the effectiveness of Riot Platforms, Inc. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Houston, Texas

February 22, 2024